EXHIBIT 10.13

RESTRICTED STOCK UNIT AGREEMENT

This Restricted Stock Unit Agreement ("Agreement"), is made as of [_______], 20[___] (the "Grant Date"), by and between Monster Beverage Corporation, a Delaware corporation (the "Company"), and [___________] ("Participant").

Preliminary Recitals

A.Participant is an Employee of the Company or its Subsidiaries.

B.Pursuant to the Monster Beverage Corporation 2011 Omnibus Incentive Plan (the "Plan"), the Company desires to grant Participant Restricted Stock Units subject to the terms and conditions of the Plan and subject further to the terms and conditions set forth below.

C.Capitalized terms not otherwise defined in this Agreement shall have the meaning given to them in the Plan.

NOW, THEREFORE, the Company and Participant agree as follows:

1.Grant of Restricted Stock Units.  The Company hereby grants to the Participant, subject to the terms and conditions set forth herein and in the Plan, [______] Restricted Stock Units, each of which shall be deemed to be the equivalent of one Share.

2.Vesting.  Subject to the Participant's continued employment with, or services to, the Company or its Subsidiaries, as an Employee or Director (the "Services"), the Restricted Stock Units shall vest with respect to the number of Restricted Stock Units listed in column A from and after the Vesting Date listed in column B,

Column "A"	Column "B"
Number of Restricted Stock Units [_______] [_______]	Vesting Date [_______] [_______]
[_______]	[_______]

3.Payment of Restricted Stock Units.  The Company shall make a payment to the Participant of the vested Restricted Stock Units on the earliest practicable date (but no later than thirty (30) days) after the vesting date in the form of Shares equal to the number of vested Restricted Stock Units.  Notwithstanding the foregoing, Participant may elect, on a redeferral election form adopted by the Company, to defer payment of all or any portion of Participant's Restricted Stock Units under this Agreement in a manner that complies with Section 409A of the Code and applicable Treasury Regulations thereunder (including, without limitation, Treasury Regulation Section 1.409A-2, as may be applicable).  Further notwithstanding, the Committee may reject in writing, at a time and in a manner that does not violate Section 409A, any proposed redeferral election prior to it becoming effective for any or no reason in which case such election will become null and void without further action.  Neither the Company nor any affiliate, Committee, director, member or employee thereof or their respective affiliates shall have any liability with respect to any redeferral election described herein or under Section 409A of the Code with respect to the Restricted Stock Units described in this Agreement.

4.Termination of Services.  In the event that the Participant's Services terminate for any reason, the unvested Restricted Stock Units, shall be forfeited without the payment of consideration.  For the avoidance of doubt, if a consultant becomes an employee or a Director or an employee becomes a consultant or a Director, without a break in service to the Company, "Service" shall include both employment as an employee and service as a consultant or Director and no termination of Service shall occur.

5.Nontransferability.  Except as permitted by the Plan, the Restricted Stock Units shall not be transferable other than by will or by the laws of descent and distribution.

6.Adjustments.

(a)Subject to Section 12.2 of the Plan, in the event of any change in the outstanding Shares after the Grant Date by reason of any Share dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination, combination or transaction or exchange of Shares or other corporate exchange, or any distribution to stockholders of Shares other than regular cash dividends or any transaction similar to the foregoing, the Committee in its sole discretion and without liability to any person shall make such substitution or adjustment, if any, as it deems to be equitable, as to the number and/or kinds of shares or other securities subject to the Restricted Stock Units, if any.  Any adjustment under this clause 6 shall be made by the Committee, whose determination as to what adjustments shall be made, if any, and the extent thereof, will be final, binding and conclusive.  No fractional Restricted Stock Units will be issued under this Agreement resulting from any such adjustment.

(b)Notwithstanding anything else herein to the contrary, the Board may, at any time, in its sole discretion, provide that upon the occurrence of a Change in Control of the Company (as determined by the Board), all or a specified portion of any outstanding Restricted Stock Units not theretofore vested shall immediately become vested.

7.No Rights as Stockholder.  Participant shall have no rights as a stockholder with respect to the Restricted Stock Units.  The Participant's right to receive payment under this Agreement shall be an unfunded entitlement and shall be an unsecured claim against the general assets of the Company.  The Participant has only the status of a general unsecured creditor hereunder, and this Agreement constitutes only a promise by the Company to pay the value of the Restricted Stock Units on the payment date.  In the event that Shares are paid to the Participant in respect of the Restricted Stock Units, Participant shall not have any rights as a stockholder with respect to such Shares prior to the date of issuance to Participant of a certificate or certificates for such shares (or a corresponding book entry is made).

8.No Right to Continue Services.  This Agreement shall not confer upon Participant any right with respect to continuance of Services nor shall it interfere in any way with the right of the Company or its Subsidiaries to terminate the Participant's Services at any time.

9.Compliance With Law and Regulation.  This Agreement and the obligation of the Company to deliver Shares hereunder shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any government or regulatory agency as may be required.

10.Notices.  Any notice hereunder to the Company shall be addressed to it at its office at 1 Monster Way, Corona, California 92879, Attention: [______] with a copy (which shall not constitute notice) to [______], Katten Muchin Rosenman LLP, 575 Madison Avenue, New York, New York 10022, and any notice hereunder to Participant shall be addressed to Participant at the latest address the Company has for the Participant in its records, subject to the right of either party to designate at any time hereafter in writing some other address.

11.Amendment.  No modification, amendment or waiver of any of the provisions of this Agreement shall be effective unless in writing specifically referring hereto, and signed by both parties.

12.Tax Withholding Requirements.  The Company shall have the right to require Participant to remit to the Company an amount sufficient to satisfy any federal, state or local withholding tax requirements related to any payment or benefit under this Agreement and to take such other action as may be necessary in the opinion of the Board to satisfy all obligations for the payment of such withholding taxes.

13.Governing Law.  This Agreement shall be construed according to the laws of the State of Delaware and all provisions hereof shall be administered according to and its validity shall be determined under, the laws of such State, except where preempted by federal laws.

14.Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, Monster Beverage Corporation has caused this Agreement to be executed by a duly authorized officer and Participant has executed this Agreement both as of the day and year first above written.

MONSTER BEVERAGE CORPORATION

By:
[ ]		Name:	[ ]
		Title:	[ ]